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                                                                       Exhibit 5
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                                 October 9, 2001

Redback Networks, Inc.
250 Holger Way
San Jose, CA  95134-1300

         Re: Redback Networks Inc. ("Company") Registration Statement for Offering of 10,691,714 Shares of Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,184,342 shares of Common Stock under the 1999 Employee Stock Purchase Plan, (ii) 2,000,000 shares of Common Stock under the 1999 Stock Incentive Plan, (iii) 7,372 Shares of Common Stock under the Merlin Systems, Inc. 2000 Stock Plan,
(iv) 1,000,000 shares of Common Stock under the Stock Option Agreement for Georges Antoun, and (v) 6,500,000 shares of Common Stock under the Stock Option Agreement for Kevin A. DeNuccio. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

               Very truly yours,




               /s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
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               Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP